Exhibit 99.1

Anthera Pharmaceuticals Announces Expected Receipt of Nasdaq Listing Determination Notice
and Plans Appeal

•	Delisting notice was expected as part of the compliance extension previously granted by Nasdaq
•	Continue ‘ANTH” listing until formal hearing process is complete with the Nasdaq Hearings Panel

HAYWARD, Calif., November 17, 2017 -- Anthera Pharmaceuticals, Inc. (Nasdaq: ANTH) announced today that, as anticipated, it has received a letter from the Listing Qualifications Staff (the “Staff”) of The NASDAQ Stock Market (“Nasdaq”) indicating that, based upon its non-compliance with Listing Rule 5450(b)(1)(A) (the “Minimum Stockholders’ Equity Rule”), Anthera’s securities would be delisted from Nasdaq unless Anthera timely requests a hearing before the Nasdaq Hearings Panel (the “Panel”).

Anthera plans to appeal the Staff’s determination and intends to timely request a hearing, which request will stay any suspension or delisting action by the Staff at least pending the conclusion of the hearing process and expiration of any extension that may be granted to Anthera by the Panel.

If the Panel does not grant Anthera’s request for continued listing on The Nasdaq Global Market, Anthera may request that the Panel transfer the listing of its securities to The Nasdaq Capital Market pursuant to an extension provided Anthera meets the inclusion requirements for that market. Anthera’s common stock will continue to trade on Nasdaq under the symbol "ANTH" at least pending the ultimate conclusion of the hearing process. Anthera intends to provide further update when additional relevant information becomes available.

About Anthera Pharmaceuticals

Anthera Pharmaceuticals is a clinical-stage biopharmaceutical company focused on developing products to treat serious and life-threatening diseases, including exocrine pancreatic insufficiency and IgA nephropathy. Additional information on Anthera can be found at www.anthera.com.

Safe Harbor Statement

Any statements contained in this press release that refer to future events or other non-historical matters, including statements that are preceded by, followed by, or that include such words as "estimate," "intend," "anticipate," "believe," "plan," "goal," "expect," "project," or similar statements, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.   Such statements are based on Anthera's expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially, including but not limited to those set forth in Anthera's public filings with the SEC, including Anthera's Quarterly Report on Form 10-Q for the quarter ended September 30, 2017.  Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

CONTACT:

Investor Relations of Anthera Pharmaceuticals, Inc.
ir@anthera.com

For Media Inquiries:
Frannie Marmorstein, 305-567-0821
frannie.marmorstein@rbbcommunications.com

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Source: Anthera Pharmaceuticals, Inc.